Exhibit 21

Subsidiaries

1.	2391938 Ontario Inc., an Ontario, Canada subsidiary.

2.	Energizer (Mauritius) Ltd. (“ERMAU”), a Mauritius subsidiary.

a.	Energizer Madagascar Sarl. (“ERMAD”), a Madagascar subsidiary of ERMAU.

3.	THB Ventures Ltd. (“THB”), a Mauritius subsidiary of ERMAU.

a.	Energizer Minerals Sarl. (“ERMIN”), a Madagascar subsidiary of THB.

4.	Madagascar-ERG Joint Venture (Mauritius) Ltd. (“ERGJVM”), a Mauritius subsidiary of ERMAU.

a.	ERG (Madagascar) Sarl. (“ERGMAD”), a Madagascar subsidiary of ERGJVM.